Murchinson Issues Presentation Detailing Urgent Need for Boardroom Change in Order to Save Nano Dimension

Change is Needed Now to Address Nano’s Ongoing Value Destruction, Dilutive M&A, Misallocation of Capital and Worst-in-Class Corporate Governance

Urges Shareholders to Support Murchinson’s Proposals and Elect Ideally Qualified Nominees Ofir Baharav and Robert Pons at the 2024 Annual Meeting

Shareholders Can View and Download the Presentation Here

TORONTO – Murchinson Ltd. (collectively with its affiliates and funds it advises and/or sub-advises, “Murchinson” or “we”), a significant shareholder with approximately 7.1% of the outstanding shares of Nano Dimension Ltd. (NASDAQ: NNDM) (“Nano” or the “Company”), today issued a presentation detailing the urgent need for change in Nano’s boardroom. Murchinson is seeking to elect two highly qualified and independent director candidates to the Company’s Board of Directors (the “Board”) at the 2024 Annual General Meeting of Shareholders scheduled for December 6, 2024.

The presentation highlights the following:

•	Since Yoav Stern became CEO in September of 2019, Nano’s enterprise value has declined 120%, and the Company has been trading below the value of its cash for the past three years.

•	Since Murchinson disclosed its intent to nominate directors at the 2023 annual general meeting, Nano has delivered a dismal total shareholder return of -30.3%.

•	Nano’s “consolidation-without-integration” capital allocation strategy has produced a string of acquisitions, but no revenue growth, no operating synergies and no ROI.

•	The Company’s corporate governance is broken, as evidenced by a Board that prioritizes management’s interests over those of shareholders (particularly when it comes to compensation), maintains a classified board structure, and has repeatedly resorted to attacking and suing its own shareholders instead of addressing legitimate critiques and ongoing concerns.

•	According to recent media coverage, questionable connections exist between Nano’s leadership and affiliates of a sanctioned Russian oligarch, further calling into question the Board’s judgment and governance.

•	Nano started 2024 with $1 billion in cash and marketable securities and is on course to spend over $400 million acquiring failing companies at inflated prices despite a track record of failed integration – if shareholders do not change the Board now, the Company will likely be worth substantially less by the next shareholder meeting with the possibility of bankruptcy in 2027.

•	Murchinson’s director candidates – Ofir Baharav and Robert Pons – are unquestionably independent and possess the right industry expertise, turnaround experience and ability to stand up to management that is sorely lacking on the current Board.

Murchinson encourages shareholders to review its presentation and to vote by November 27th to ensure their votes are counted. For information on how to vote for Murchinson’s nominees, visit www.SaveNanoDimension.com.

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About Murchinson

Founded in 2012 and based in Toronto, Canada, Murchinson is an alternative asset management firm that serves institutional investors, family offices and qualified clients. The firm has extensive experience capturing the best returning opportunities across global markets. Murchinson’s multi-strategy approach allows it to execute investments at all points in the market cycle with fluid allocation between strategies. Our team targets corporate action, distressed investing, private equity and structured finance situations, leveraging its broad market experience with a variety of specialized products and sophisticated hedging techniques to deliver alpha within a risk-averse mandate. Learn more at www.murchinsonltd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking information within the meaning of applicable securities laws. In general, forward-looking information refers to disclosure about future conditions, courses of action, and events. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the use of any of the words “anticipates”, “believes”, “expects”, “intends”, “plans”, “will”, “would”, and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations of Murchinson and currently available information. Forward-looking statements are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Murchinson undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities legislation.

Disclaimer

The information contained or referenced herein is for information purposes only in order to provide the views of Murchinson and the matters which Murchinson believes to be of concern to shareholders described herein. The information is not tailored to specific investment objections, the financial situations, suitability, or particular need of any specific person(s) who may receive the information, and should not be taken as advice in considering the merits of any investment decision. The views expressed herein represent the views and opinions of Murchinson, whose opinions may change at any time and which are based on analyses of Murchinson and its advisors. In addition, the information contained herein is being publicly disclosed without prejudice and shall not be construed to prejudice any of Murchinson’s rights, demands, grounds and/or remedies under any contract and/or law.

Contacts

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske

212-297-0720

info@okapipartners.com

Longacre Square Partners

Ashley Areopagita

murchinson@longacresquare.com

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